Exhibit 21

SUBSIDIARIES OF ZYNEX, INC.

Name	Jurisdiction
Zynex Medical, Inc.	Colorado
Zynex Monitoring Solutions Inc.	Colorado
Zynex NeuroDiagnostics Inc.	Colorado
Zynex Europe, ApS	Denmark